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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                     Commission File Number 0-12994

                         Nordstrom Credit, Inc.
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            (Exact name of Registrant as specified in its charter)


     13531 East Caley Avenue, Centennial, Colorado 80111, 303-397-4700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.50 per share
                             6.7% Notes due 2005
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           (Title of each class of securities covered by this Form)


                                     None
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      (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Rule 12g-4(a)(1)(i)  [x]   Rule 12h-3(b)(1)(i)  [x]
            Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(ii) [ ]
                                       Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
                                   One (1)
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Nordstrom Credit, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 8, 2005                    By: /s/ Michael G. Koppel
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                                            Name: Michael G. Koppel
                                            Vice President and Treasurer
                                            (Principal Financial Officer)